SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                             -----------------------

                                    FORM 8-K




                      CURRENT REPORT PURSUANT TO SECTION 13
                 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


         DATE OF REPORT (date of earliest event reported): MAY 15, 1998


                             Commission File Number
                                     0-16439



                      FAIR, ISAAC AND COMPANY, INCORPORATED
             (Exact name of registrant as specified in its charter)




           DELAWARE                                              94-1499887
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)


              120 North Redwood Drive, San Rafael, California 94903
               (Address of principal executive offices)    (Zip Code)

       Registrant's telephone number, including area code: (415) 472-2211

ITEM 5. Other Events


As of May 15,1998, the Company entered into a synthetic lease agreement to lease undeveloped land in San Rafael, California and improvements comprising the first phase of an office complex facility to be constructed on the land. A synthetic lease is asset-based financing structured to be treated as a lease for accounting purposes but as a loan for tax purposes. The office complex facility is intended to accommodate the future growth of the Company.

The Company had exercised an option ("the Option") to purchase the undeveloped land in December, 1997, at an approximate cost of $9.35 million plus certain other costs incurred by the seller as defined in the Option agreement. The Option was assigned to the lessor in connection with the synthetic lease transaction. The lessor under the synthetic lease has committed to spend up to $55 million for the purchase of the land and construction of this first phase of the facility, and the Company will act as construction agent for the lessor. The lease term begins as of May 15, 1998 and continues thereafter for five years for the land and, when they are constructed, will incorporate the buildings and other improvements that will comprise the first phase of the facility. Rental payments will commence on completion of construction. The completion of construction is expected to occur in January, 2001. With the approval of lessor, the Company may extend the lease term for up to three one-year periods or one three-year period. The Company has the option either to purchase the entire facility at a purchase price approximating lessor's then accumulated total costs or only certain portions of the facility at a pre-set price, at any time during the term or the Company can re-market the facility to a third party.



                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.





                                           FAIR, ISAAC AND COMPANY, INCORPORATED


DATE: June 12, 1998




                      By:             /s/ PETER L. MCCORKELL
                          ----------------------------------------------------
                                          Peter L. McCorkell
                                          Senior Vice President,
                                          Secretary and General Counsel

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